Exhibit 99.1

Albany International Reports Improved Profitability and Cash Flow as Restructuring Winds Down

Third-Quarter Highlights

  Net loss per share was $0.20 in the third quarter of 2009, compared to Q3 2008 earnings per share of $0.00.
  Net loss/income per share included net charges for special items of $0.51 in Q3 2009 and $0.47 in Q3 2008 (see non-GAAP disclosure below).
  Q3 2009 net sales were $217.9 million, an increase of 2.5 percent compared to Q2 2009 and a decrease of 18.4 percent compared to Q3 2008.
  Adjusted EBITDA was $34.1 million in the third quarter of 2009, compared to $28.3 million in the second quarter of 2009 and $37.4 million in the third quarter of 2008 (see non-GAAP disclosure below).

ALBANY, N.Y.--(BUSINESS WIRE)--November 2, 2009--Albany International Corp. (NYSE:AIN) reported a third-quarter net loss per share of $0.20 after reductions of $0.62 from net restructuring charges, related idle-capacity costs, and costs related to continuing performance-improvement initiatives. A gain on extinguishment of debt increased earnings by $0.16 per share, while out-of-period charges decreased earnings by $0.04 per share. A change in the estimated income tax rate decreased earnings per share by $0.01. The net effect of these special items was to reduce net income by $0.51 per share. (See non-GAAP disclosure below.)

For the third quarter of 2008, net income per share was $0.00, after reductions of $0.48 from net restructuring charges, idle-capacity costs related to restructuring, and costs related to performance-improvement initiatives. A gain on the sale of a discontinued business increased earnings per share by $0.21, while income tax adjustments reduced net income by $0.20 per share. The net effect of these special items was to reduce net income by $0.47 per share. (See non-GAAP disclosure below.)

Net sales for the quarter were $217.9 million, an increase of 2.5 percent compared to Q2 2009 and a decrease of 18.4 percent compared to the third quarter of 2008. Excluding the effect of changes in currency translation rates, net sales in Q3 2009 decreased 16.5 percent as compared to Q3 2008, as shown below:

Table 1
	Net Sales Three Months ended September 30,		Percent Change	Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
(in thousands)	2009	2008
Paper Machine Clothing	$154,290	$179,449	-14.0%	($2,866)	-12.4%
Albany Door Systems	31,198	46,268	-32.6	(1,295)	-29.8
Engineered Fabrics	21,001	24,117	-12.9	(723)	-9.9
Engineered Composites	8,068	12,000	-32.8	-	-32.8
PrimaLoft® Products	3,374	5,088	-33.7	9	-33.9
Total	$217,931	$266,922	-18.4%	($4,875)	-16.5%

Gross profit was 33.9 percent of net sales in the third quarter of 2009, compared to 33.4 percent in the same period of 2008. The improvement was principally due to cost-reduction initiatives and a decrease in idle-capacity and performance-improvement costs, which more than offset the effect on gross margin of lower sales. As described in the paragraphs that follow Table 3, cost of goods sold included costs associated with idle-capacity and performance-improvement initiatives of $3.0 million in Q3 2009 and $5.9 million in Q3 2008.

Selling, technical, general, and research (STG&R) expenses were $61.2 million, or 28.1 percent of net sales, in the third quarter of 2009, in comparison to $78.3 million, or 29.3 percent of net sales, in the third quarter of 2008. Changes in currency translation rates had the effect of decreasing STG&R expenses by $2.0 million in comparison to Q3 2008. Third-quarter STG&R expenses included costs related to performance-improvement initiatives totaling $1.5 million in 2009 and $4.8 million in 2008. The revaluation of non-functional currency assets and liabilities increased STG&R by $1.6 million in Q3 2009 and decreased STG&R by $1.8 million in Q3 2008.

STG&R expenses were $64.6 million, or 30.4 percent of net sales, in the second quarter of 2009. Second-quarter 2009 STG&R expenses included costs related to performance-improvement initiatives totaling $1.4 million and the revaluation of non-functional currency assets and liabilities increased STG&R by $1.7 million.

Operating income/loss was a loss of $8.5 million in the third quarter of 2009, compared to income of $4.1 million for the same period of 2008.

The following table presents third-quarter segment operating income:

Table 2
	Operating Income/(loss) Three Months ended September 30,
(in thousands)	2009	2008
Paper Machine Clothing	$13,628	$22,391
Albany Door Systems	(1,060)	3,590
Engineered Fabrics	2,128	4,284
Engineered Composites	(2,582)	(3,334)
PrimaLoft® Products	(15)	672
Research expenses	(5,019)	(6,004)
Unallocated expenses	(15,577)	(17,477)
Total	($8,497)	$4,122

Third-quarter segment operating income included the following expenses associated with restructuring and performance-improvement initiatives:

Table 3
	Q3 2009				Q3 2008
(in thousands)	Restructuring and Other, Net	Idle-capacity Costs	Performance-improvement Initiatives	Total	Restructuring and Performance-improvement Initiatives
Paper Machine Clothing	$18,356	$2,623	$505	$21,484	$13,298
Albany Door Systems	1,515	-	(94)	1,421	227
Engineered Fabrics	168	-	-	168	-
Engineered Composites	157	-	-	157	366
Research expenses	-	-	-	-	(191)
Unallocated expenses	35	-	1,484	1,519	3,734
Total	$20,231	$2,623	$1,895	$24,749	$17,434

Q3 2009 restructuring costs totaled $20.2 million and included $11.7 million for non-cash charges to write down property, plant and equipment related to restructuring in the Paper Machine Clothing segment. Q3 2009 idle-capacity costs of $2.6 million were related to previously announced restructuring at PMC plants in the U.S. and Europe.

Q3 2009 performance-improvement initiatives totaled $1.9 million, of which $0.4 million was reported in cost of goods sold, and $1.5 million was reported in STG&R expenses. Included in idle-capacity costs was $0.2 million of depreciation expense. Performance-improvement costs reported as STG&R expenses included $1.3 million related to the ongoing implementation of SAP.

Q3 2008 costs for restructuring and performance-improvement initiatives amounted to $17.4 million, of which $6.7 million was reported as restructuring, $5.9 million was included in cost of goods sold, and $4.8 million was included in STG&R expenses.

Other income/expense, net was income of $8.1 million in Q3 2009, including a $7.9 million ($0.16 per share) gain on extinguishment of debt, and income of $0.8 million related to revaluation of non-functional currency intercompany balances. Other income/expense, net was income of $0.7 million for Q3 2008, including income of $1.5 million related to revaluation of non-functional currency intercompany balances.

Q2 2009 Other income/expense, net was income of $37.2 million, including a $36.6 million gain on extinguishment of debt and income of $1.2 million related to revaluation of non-functional currency intercompany balances.

Adjusted EBITDA was $34.1 million in the third quarter of 2009, compared to $28.3 million in the second quarter of 2009 and $37.4 million in the third quarter of 2008 (see non-GAAP disclosure below). The improvement compared to Q2 2009 reflects the positive impact resulting from previously announced restructuring and performance-improvement initiatives.

Third-quarter 2009 income tax benefit/expense includes expense of $3.1 million related to the gain on extinguishment of debt. Additionally, Q3 2009 includes a charge of $0.5 million due to an out-of-period adjustment to correct deferred tax asset balances originating in a prior year. The corrected item has no impact on EBITDA or cash flows in any period presented. Third-quarter 2008 income tax expense includes income tax adjustments that decreased net income by $5.9 million ($0.20 per share).

Net cash from operating activities was $23.0 million in the third quarter of 2009, compared to $8.2 million in the second quarter of 2009, and $9.2 million for the third quarter of 2008. Net cash from operating activities in the third quarter of 2009 was reduced by a voluntary contribution of $20 million to the United States pension plan.

Capital spending during the third quarter of 2009 was $7.6 million, bringing the year-to-date total to $33.9 million. The Company is on track with its estimate for 2009 capital spending of $50 million. Depreciation and amortization were $15.8 million and $2.1 million for the third quarter of 2009 and are estimated to total $60 million and $9 million for 2009.

Paper Machine Clothing (PMC)

This segment includes Paper Machine Clothing and Process Belts used in the manufacture of paper and paperboard products.

Q3 2009 global net sales decreased 14.0 percent compared to the third quarter of 2008, but increased 6.0 percent compared to the second quarter of 2009. Compared to the second quarter of 2009, trade sales increased 36.6 percent in Asia, while sales in the Americas and Europe were roughly flat.

Q3 2009 operating income was $13.6 million and included expenses of $21.5 million for restructuring and performance-improvement initiatives. In comparison, Q3 2008 operating income was $22.4 million and included expenses of $13.3 million for restructuring and performance-improvement initiatives.

Albany Door Systems (ADS)

This segment includes products, parts, and service sales of High Performance Doors to a variety of industrial customers.

Compared to the third quarter of 2008, net sales in Europe (in euros) were down 30.7 percent; net sales in North America decreased 32.4 percent, and net sales in Asia decreased 24.2 percent. Compared to the second quarter of 2009, net sales in Europe were down 2.0 percent; in North America, down 1.3 percent; and in Asia-Pacific, up 6.7 percent. Sales trends for the aftermarket were similar to those for products. Ongoing cost-reduction initiatives resulted in a Q3 restructuring charge of $1.5 million.

Albany Engineered Composites (AEC)

This segment includes sales of specialty materials and composite structures for aerospace and defense applications.

Net sales were $8.1 million in Q3 2009, compared to $12.0 million in Q3 2008 and $7.5 million in Q2 2009. AEC reported an operating loss of $2.6 million in the third quarter of 2009, including an out-of-period non-cash charge of $1.0 million for the write-off of an intangible asset related to Eclipse Aviation. The Company does not believe that the out-of-period charge is or was material to any previously issued annual or quarterly financial statements.

Albany Engineered Fabrics (EF)

This segment includes sales of a variety of products similar to PMC for application in the corrugator, pulp, nonwovens, building products, tannery, and textile industries.

Compared to the third quarter of 2008, net sales decreased 12.9 percent, while sales were 2.9 percent lower than the second quarter of 2009. Sales were down in each product line, except corrugators, compared to Q3 2008. Compared to Q2 2009, sales improved in the fiber prep and tannery and textile product lines.

PrimaLoft® Products

This segment includes sales of insulation for outdoor clothing, gloves, footwear, sleeping bags, and home furnishings.

Net sales decreased 33.7 percent compared to the same period last year. Compared to Q3 2008, net sales in North America decreased 40.0 percent and in Europe (in euros) decreased 8.5 percent.

CEO Comments

President and CEO Joe Morone said, “For the past few quarters, we have emphasized that our near-term objective is to generate strong free cash flow in 2010, even if sales remain as much as 20 percent below 2008 levels. The results of Q3 2009 provide further evidence that we are on track to meet this objective.

“For the second consecutive quarter, overall sales improved. While still 18 percent below the comparable period in 2008, Q3 sales were 3 percent higher than Q2 and 4 percent higher than Q1. All of the improvement was accounted for by significantly higher PMC sales in Asia.

“The sequential improvement in profitability was even more encouraging. Adjusted EBITDA improved from $28 million in Q2 to $34 million in Q3. The primary reason for the earnings improvement was lower costs due to previously announced restructuring. Gross margins improved and STG&R as a percent of sales declined. Most of the improvement in profitability was the direct result of previously announced restructuring in European PMC combined with the successful ramp-up of production in Asia. We expect another $3 million of cost reductions from previously announced restructuring activities to be fully realized by Q3 2010. The amount of these additional cost reductions that will actually flow through to earnings depends of course on a variety of variables, especially sales, currency, and inflation.

“The three-year restructuring and performance-improvement program is now almost completely behind us. We are still on schedule to ramp down PMC production in Portland, Tennessee, and Engineered Fabrics production in Gosford, Australia, by the second quarter of 2010. Relocation of equipment will also continue through much of 2010 and will likely result in additional expenses of up to $3 million. Idle-capacity costs, which were $2.6 million in Q3, should decline significantly over the next few quarters. The only other related activity that will continue into 2010 is the SAP conversion project. PMC and Engineered Fabrics in North America, AEC, and ADS have all successfully converted from their old ERP systems. PMC Brazil is in the process of converting, and should be completed by Q2 2010, and PMC Eurasia is scheduled to go live in Q2 of 2011. The incremental quarterly expense of SAP conversion activities was $1.3 million in Q3, and should continue at this level through completion.

“Turning to the outlook for each of our businesses, in PMC, most of the available evidence continues to indicate L-shaped recoveries in the Americas and Europe, and a V-shaped recovery in Asia. We said last quarter that seasonal and inventory effects had contributed to a downturn in Q2 PMC orders. While Q3 orders showed some improvement in many markets over Q2, we still believe that inventory effects in North America are likely to temporarily dampen sales, as should the normal, seasonal December slowdown in both the Americas and Europe. Apart from these short-term effects, our end markets in these two regions appear to have stabilized. In the Americas, we look for the continuing erosion of the newsprint and Canadian markets to be offset by anticipated recovery in tissue and kraft and growth in South America. In Europe, the outlook for paper production beyond Q4 is less clear and there remains some risk of further declines in the first half of 2010. And while prices of PMC orders in Europe continue to be stable, the underlying conditions conducive to price erosion remain in place. Meanwhile, in Asia-Pacific, which accounted for 18 percent of our total Q3 PMC sales, our plants are now fully operational and producing high-quality products, orders are strong, and sales in Q3 2009 were 13 percent higher than in Q3 2008.

“In our other businesses, as our confidence grows that sales have stabilized and that we have taken the steps necessary to improve income at fundamentally lower sales levels, we are starting to shift our focus back to the challenge of managing growth.

“The shift is most apparent in Albany Engineered Composites. Sales have the potential to double over Q3 levels in the next eight to ten quarters. The largest contributors to growth in the next two years will be production for Messier-Dowty (a part of the SAFRAN group) of the composite braces for Boeing 787 landing gear; production for Snecma (also part of the SAFRAN group) of composite components for the current CFM56 engine and development of fan blades and other composite components for Snecma for the next generation CFM LEAP-X engine; and production for Rolls-Royce of composite components for use in the LiftFan™ on the F-35 Joint Strike Fighter and in the BR725 engine. We also continue to be optimistic about the potential for additional growth beyond 2011, the rate of which will depend on continuing ramp-up of these programs, coupled with how successful we are in converting current development projects into commercial production.

“The short-term outlook for Albany Door Systems is for a much smaller-than-normal seasonal upturn in Q4. In 2010, sales should gradually improve when and as North American and European GNP and capital spending increase. Earnings should grow faster than sales in 2010, as cost-reduction measures take full effect. Also in 2010, we expect to resume our efforts to accelerate growth in Doors by expanding our product offerings, opening new sales and service networks in Europe, and ramping up a new production facility and establishing a sales and distribution network in China.

“Recovery in Engineered Fabrics will depend on market segment. In nonwovens, the largest product line in this segment, we now expect a V-shaped recovery, with sales returning to their pre-recession levels during the next twelve to eighteen months. In the fiber prep and corrugator product lines, which are tightly tied to the paper industry, we expect slower recovery, with any improvements in sales driven more by share gain than by market growth. In the building products and fiber cement product lines, we expect L-shaped recoveries until we see sustained growth in commercial and residential construction. By far the most important growth markets for Engineered Fabrics are in Asia, where to date, we do not have a significant presence. In 2010, we plan to launch a concerted effort to grow EF in Asia.

“As for the outlook for PrimaLoft, this is a seasonal business, both in the sense that the sales cycle is much stronger in the first half of the year than the second, and in the sense that the strength of its sales cycle depends on the severity of each winter, which drives outerwear retail sales. We expect a weak fourth quarter; but given a normal winter in North America and Europe, and an improved macro-economic environment, 2010 sales and earnings could return to close to their 2008 levels.

“In sum, Q3 2009 marks a turning point for Albany International. Sales have stabilized, EBITDA and cash flow are recovering, and the three-year restructuring program is nearly complete. While there is still short-term downside risk for sales in PMC, our improved Q3 profitability gives us confidence that we will realize our 2010 objective of strong cash flow, and we have begun to turn our attention once again to the challenges of managing growth in Composites, and of accelerating growth in Doors, Engineered Fabrics, and PrimaLoft.”

CFO Comments

CFO Michael Burke commented, “Our Q3 results reflect the benefits of the Company’s three-year restructuring and performance-improvement program. Excluding a $20 million contribution to the U.S. pension plan, the Company generated about $43 million in cash from operations during the quarter. Cash from operations benefited from our continued progress in improving working capital with dedicated program management in operations, resulting in shorter collection cycles and reduced inventory levels.

“In Q3 2009, we completed the repurchase of $30.5 million par value of the 2.25% convertible senior notes due 2026, generating a $7.9 million gain. We also completed the repurchase of another $20 million par value during this current fourth quarter, which we expect to result in a gain of about $4 million. Both transactions were announced during Q2 2009.

“Also during the third quarter, the Company incurred $24.7 million in restructuring and performance-improvement costs, of which $11.7 million represent non-cash charges. We anticipate that approximately $40 million of additional cash payments will be made over the next few quarters as part of these and other previously expensed restructuring charges, of which more than half is expected to be paid out in the fourth quarter of this year. On the flip side, we are actively managing for sale a global portfolio of real estate freed up as the result of these restructuring activities. Proceeds received from the sale of these properties should help to offset a portion of restructuring cash payments, although the exact amount or timing of the proceeds to be realized cannot yet be accurately predicted.

“We have periodically made contributions to our pension plans in the past. By far, our largest pension plan is in the U.S. In Q3, the Company made a decision to systematically eliminate the unfunded portion of the U.S. pension plan liability over a period of several years. Consistent with this decision, the Company has taken steps to reduce the volatility in the value of the plan assets, and in addition, made a voluntary cash contribution of $20 million into the pension plan during the third quarter. With this contribution, the unfunded portion of the U.S. pension plan liability (as measured on a U.S. GAAP basis) stands at approximately $41 million as of September 30, 2009. We would expect to make additional voluntary U.S. pension contributions in subsequent years as well. Even with this most recent voluntary contribution, primarily due to the overall decline in plan assets due to equity market conditions since October 2007, our quarterly pension expense is expected to increase by about $2 million beginning in 2010.

“Our leverage ratio as defined in our bank credit agreement was about 2.28 at the end of Q3, as compared with 2.40 at the end of Q2. At the end of Q3, we had availability in the amount of $134 million for cash borrowings or issuance of letters of credit in support of our business objectives going forward. We remain confident that a combination of continued strong underlying operating performance by the Company, and a stabilization or improvement in the capital markets, positions us well for obtaining favorable terms for a refinancing of our current credit agreement sometime in the second-half of 2010. The existing terms of our agreement do not expire before April 2011. As a result, our overall liquidity remains more than adequate, when combined with $122.4 million in cash balances at the end of the third quarter this year.

“With continued strength in our earnings and cash flow generation and reduced levels of cash outflows in 2010 associated with the nearly completed restructuring, we are well positioned to sustain necessary investments in our underlying businesses while continuing to reduce our overall debt levels.”

The Company plans a live webcast to discuss third-quarter 2009 financial results on Tuesday, November 3, 2009, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

Albany International is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation, and amortization (EBITDA), costs associated with restructuring and performance-improvement initiatives, Adjusted EBITDA, net charges for special items, sales excluding currency effects, and certain income and expense items on a per share basis, that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the registrant’s financial condition, results of operations, and cash flows. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring and performance-improvement measures, and in particular of the costs associated with the implementation of such measures, on the Company’s net income (both absolute and on a per share basis), operating income, operating margins and EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such measures had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates EBITDA by adding Interest expense net, Income taxes, Depreciation and Amortization to Net income. Adjusted EBITDA is calculated by adding to EBITDA, costs associated with restructuring and performance-improvement initiatives, and then adding or subtracting certain losses or gains. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they provide an indication of the strength and performance of the Company’s ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While the Company will continue to make capital and other investments in the future, it is currently in the process of concluding a period of significant investment in plant, equipment and software. Depreciation and amortization associated with these investments has a significant impact on the Company’s net income. While other losses or gains have an impact on the Company’s cash position, they are removed when calculating Adjusted EBITDA because doing so provides, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statements of operations.

The following table contains the calculation of EBITDA and Adjusted EBITDA:

	Three Months ended
	September 30,		June 30,
(in thousands)	2009	2008	2009
Net (loss)/income	($6,264)	$77	($12,744)
Interest expense, net	4,772	5,677	6,086
Income tax (benefit)/expense	1,080	5,004	4,339
Depreciation	15,819	13,613	14,520
Amortization	2,051	2,066	2,268
EBITDA	17,458	26,437	14,469
Restructuring and other, net	20,231	6,731	33,810
Idle-capacity costs	2,623	1,020	3,099
Performance-improvement initiatives	1,895	9,683	4,459
Depreciation included in idle capacity and performance improvement costs	(231)	(727)	(919)
Gain on extinguishment of debt	(7,914)	-	(36,631)
(Gain)/loss on sale of discontinued operations	-	(5,730)	10,000
Adjusted EBITDA	$34,062	$37,414	$28,287

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight of the underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate utilized during the applicable reporting period and the weighted average number of shares outstanding for the period.

Quarter ended September 30, 2009

(in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Special items:
Restructuring and other, net	$20,231	$4,451	$15,780	30,808	$0.51
Idle-capacity and performance-improvement costs	4,514	993	3,521	30,808	0.11
Gain on extinguishment of debt	(7,914)	(3,086)	(4,828)	30,808	(0.16)
Out-of-period charges for intangible impairment and income tax adjustment	1,011	(140)	1,151	30,808	0.04
Effect of change in estimated income tax rate		451	451	30,808	0.01
Total special items					$0.51

Quarter ended September 30, 2008

(in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Special items:
Restructuring and other, net	$6,731	$1,212	$5,519	29,857	$0.19
Idle-capacity and performance-improvement costs	10,703	1,927	8,776	29,857	0.29
(Gain) on sale of discontinued operations	(6,134)	259	(6,393)	29,857	(0.21)
Other income tax adjustments		5,894	5,894	29,857	0.20
Total special items					$0.47

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s Annual Report on Form 10-K) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast, include, without limitation, statements about future economic and paper industry conditions, rates of recovery in sales and operating income during the next several quarters in each of the Company’s businesses, anticipated improvements in cash generation, revenue growth and income expectations for the Company’s non-PMC businesses, the timing and impact of certain production and development programs in the Company’s AEC business segment, the amount and timing of anticipated costs and savings associated with cost-reduction and performance-improvement initiatives, pricing conditions in the PMC industry, the amount and timing of capital expenditures and pension contributions, tax rates, depreciation and amortization, future debt levels and debt covenant ratios, future contributions to our pension plans, and future levels of Adjusted EBITDA. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of various businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results and independent forecasts regarding the markets in which these businesses operate. Historical growth rates are no guarantee of future growth, and such independent forecasts could prove incorrect.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(unaudited)

Three Months Ended			Nine Months Ended
September 30,			September 30,
2009	2008		2009	2008

$217,931	$266,922	Net sales	$639,695	$837,331
144,013	177,772	Cost of goods sold	426,858	550,053

73,918	89,150	Gross profit	212,837	287,278
61,173	78,297	Selling, technical, general and research expenses	193,425	247,625
20,231	6,731	Restructuring and other, net	71,220	13,825
1,011	-	Intangible impairment charge	1,011	-

(8,497)	4,122	Operating (loss)/income	(52,819)	25,828
4,772	5,677	Interest expense, net	16,692	16,954
(8,086)	(747)	Other (income)/expense, net	(45,106)	1,052

(5,183)	(808)	(Loss)/income from continuing operations before income taxes	(24,405)	7,822
1,080	5,372	Income tax expense	3,814	10,783

(6,263)	(6,180)	(Loss) before associated companies	(28,219)	(2,961)
(1)	159	Equity in (losses)/income of associated companies	314	(86)
(6,264)	(6,021)	(Loss) from continuing operations	(27,905)	(3,047)

		Discontinued operations:
-	5,730	Income/(loss) from discontinued operations	(10,000)	6,043
-	(368)	Income tax (benefit)	-	(238)
-	6,098	Income/(loss) from discontinued operations	(10,000)	6,281

($6,264)	$77	Net (loss)/income	($37,905)	$3,234

		(Loss) from continuing operations per share:
($0.20)	($0.20)	Basic	($0.91)	($0.10)
($0.20)	($0.20)	Diluted	($0.91)	($0.10)

		Income/(loss) from discontinued operations per share:
$0.00	$0.20	Basic	($0.33)	$0.21
$0.00	$0.20	Diluted	($0.33)	$0.21

		Net (loss)/income per share:
($0.20)	$0.00	Basic	($1.24)	$0.11
($0.20)	$0.00	Diluted	($1.24)	$0.11

		Shares used in computing earnings per share:
30,808	29,857	Basic	30,529	29,743
30,808	29,857	Diluted	30,529	29,743

$0.12	$0.12	Dividends declared per share	$0.36	$0.35

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	September 30,	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$122,372	$106,571
Accounts receivable, net	160,476	204,157
Inventories	188,761	206,488
Income taxes receivable and deferred	27,303	26,319
Prepaid expenses and other current assets	12,249	11,341
Total current assets	511,161	554,876

Property, plant and equipment, net	532,070	536,576
Investments in associated companies	3,235	3,899
Intangibles	6,823	9,636
Goodwill	120,415	115,415
Deferred taxes	130,856	115,818
Cash surrender value of life insurance policies	48,359	47,425
Other assets	19,283	21,412
Total assets	$1,372,202	$1,405,057

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$3,767	$12,597
Accounts payable	46,778	74,001
Accrued liabilities	139,428	116,361
Current maturities of long-term debt	11	13
Income taxes payable and deferred	4,437	7,205
Total current liabilities	194,421	210,177

Long-term debt	515,865	508,386
Other noncurrent liabilities	168,296	187,968
Deferred taxes and other credits	50,725	65,590
Total liabilities	929,307	972,121

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 36,101,456 in 2009 and 35,245,482 in 2008	36	35
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,098 in 2009 and 2008	3	3
Additional paid in capital	381,363	363,918
Retained earnings	380,898	429,804
Accumulated items of other comprehensive income:
Translation adjustments	5,779	(34,196)
Pension and post retirement liability adjustments	(66,885)	(67,757)
	701,194	691,807
Less treasury stock (Class A), at cost; 8,496,739 shares in 2009 and 8,523,139 shares in 2008	258,299	258,871
Total shareholders' equity	442,895	432,936
Total liabilities and shareholders' equity	$1,372,202	$1,405,057

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2009	2008
OPERATING ACTIVITIES
Net (loss)/income	($37,905)	$3,234
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Equity in (earnings)/losses of associated companies	(314)	86
Depreciation	44,912	43,618
Amortization	6,457	4,430
Intangible impairment charge	1,011	-
Non cash interest expense	2,093	3,352
Gain on early retirement of debt	(47,366)	-
Settlement of accreted debt discount	(10,144)	-
Provision for deferred income taxes, other credits and long-term liabilities	(32,773)	311
Provision for write-off of property, plant and equipment	13,832	1,793
Provision for impairment of investment	2,624	-
Increase in cash surrender value of life insurance	(1,669)	(1,806)
Unrealized currency transaction gains	(5,211)	(2,401)
Loss/(gain) on disposition of discontinued operations	10,000	(6,134)
Stock option expense	70	126
Excess tax benefit of options exercised	-	(811)
Compensation and benefits paid or payable in Class A Common Stock	3,425	5,217

Changes in operating assets and liabilities, net of business acquisitions and divestitures:
Accounts receivable	57,902	(8,126)
Inventories	26,474	(2,706)
Prepaid expenses and other current assets	49	(101)
Accounts payable	(29,608)	(26,826)
Accrued liabilities	17,527	17,719
Income taxes payable	(2,849)	3,710
Other, net	1,188	(2,816)
Net cash provided by operating activities	19,725	31,869

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(33,917)	(104,958)
Proceeds from sale of discontinued operations, net of cash transferred	-	42,268
Purchase price adjustment from sale of discontinued operations	(10,000)	-
Purchased software	(2,525)	(10,027)
Cash received from life insurance policy terminations	2,272	-
Premiums paid for life insurance policies	(957)	(987)
Gain on cross currency swap	-	8,090
Net cash used in investing activities	(45,127)	(65,614)

FINANCING ACTIVITIES
Proceeds from borrowings	123,314	87,010
Principal payments on debt	(10,129)	(21,884)
Early retirement of debt	(62,701)	-
Proceeds from options exercised	8	2,813
Excess tax benefit of options exercised	-	811
Dividends paid	(10,894)	(10,094)
Net cash provided by financing activities	39,598	58,656

Effect of exchange rate changes on cash flows	1,605	(4,254)

Increase in cash and cash equivalents	15,801	20,657
Cash and cash equivalents at beginning of year	106,571	73,305
Cash and cash equivalents at end of period	$122,372	$93,962

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
Vice President–Corporate Treasurer and Strategic Planning
john.cozzolino@albint.com
OR
Media:
Susan Siegel, 518-445-2284
Director of Corporate Communications
susan.siegel@albint.com